                                                                    EXHIBIT 12.1



      RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                 Nine months    Three months
(Dollars in thousands)                              Ended          ended
                                                 November 30,   February 28,               Years ended November 30
                                                 ------------   ------------   ------------------------------------------------
                                                    1998            1998        1997         1996           1995          1994
                                                    ----            ----        ----         ----           ----          ----

Income (loss) before taxes, extraordinary
  items and accounting changes                     (19,064)           4,907     14,046      674,656       (934,871)      53,749
                                                   -------       ----------   --------      -------       --------       ------

Fixed Charges:
  Interest                                          36,313            6,940     31,261        3,083          1,926        1,809
  Interest factor portion of rentals                   854              199      1,043          828            612          500
                                                   -------       ----------   --------      -------       --------       ------

     Total fixed charges                            37,167            7,139     32,304        3,911          2,538        2,309
                                                   -------       ----------   --------      -------       --------       ------

Earnings before income taxes and
  fixed charges                                     18,103           12,046     46,350      678,567       (932,333)      56,058
                                                   =======       ==========   ========      =======       ========       ======

Preferred stock dividends                            7,382               --         --           --             --           --

Ratio of earnings to fixed charges
  and preferred stock dividends                       0.41             1.69       1.43       173.50        (367.35)       24.28
                                                   =======       ==========   ========      =======       ========       ======

Earnings inadequate to cover fixed charges
  and preferred stock dividends                    (26,446)                                               (934,871)
                                                   =======                                                ========